EXHIBIT 99.1

Hemisphere Media Group Repurchases 2.8 Million Shares from Luxor Capital Group

MIAMI, FL – June 8, 2016 – Hemisphere Media Group, Inc. (NASDAQ:HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, announced today that it has entered into an agreement with Luxor Capital Group, LP (“Luxor”), a New York based investment manager, to repurchase 2.8 million shares of Hemisphere’s Class A common stock at $10.50 per share for $29.4 million, effective June 8, 2016.

Alan Sokol, President and Chief Executive Officer of Hemisphere, said, “We believe that our current stock price does not reflect the intrinsic value of our business and the strong execution against the long-term growth plan we have in place.  This transaction provides an opportunity to maximize shareholder returns and represents an attractive use of our strong balance sheet.”

The transaction was funded from existing cash balances and repurchased shares were placed into treasury to be used for general corporate purposes. In addition, Luxor has agreed to a lock-up of six months with respect to its remaining shares of Hemisphere stock.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:
—	Cinelatino, the leading Spanish-language movie channel with over 16 million subscribers across the U.S., Latin America and Canada, including 4.5 million subscribers in the U.S. and 12.3 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.
—	WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.
—	WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.
—	Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.4 million subscribers in the U.S. and 10.6 million subscribers in Latin America.
—	Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news,

entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.0 million subscribers.
—	Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.0 million subscribers.

Contact:

Erica Bartsch
Sloane & Company
212.446.1875
ebartsch@sloanepr.com